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                                                                    EXHIBIT 99.3

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                         COMMERCE & FINANCE LAW OFFICES
                714 Huapu International Plaza 19 Chaowai Avenue,
               Chaoyang District, Beijing, PRC; Postcode: 100020
    Tel: (8610) 65802255 Fax: (8610) 65802538, 65802678, 65802679, 65802203
      E-mail Address: beijing@tongshang.com Website: www.tongshang.com.cn

                               [ ] November, 2003

To:      Ctrip.com International, Ltd.
         3F, Building 63-64
         No. 421 Hong Cao Road
         Shanghai 200233, PRC




             RE: SHANGHAI HUACHENG SOUTHWEST TRAVEL AGENCY CO., LTD.

Ladies and Gentlemen,

         We are lawyers qualified in the People's Republic of China ("PRC") and are qualified to issue an opinion on the laws of the PRC.

         We have acted as PRC counsel for Ctrip.com International, Ltd. (the "Company"), a company incorporated under the laws of the Cayman Islands, in relation to the Company's proposed initial public offering of American depositary shares ("ADSs") representing its ordinary shares and listing of ADSs on the NASDAQ. We have been requested to give this opinion on the legality and validity of the following arrangement ("Arrangement") under the relevant agreements ("Agreements") among Shanghai Huacheng Southwest Travel Agency Co., Ltd. ("Service Company"), Shanghai Ctrip Commerce Co., Ltd. ("Holding Shareholder") and Ctrip Computer Technology ( Shanghai ) Co., Ltd. ("WOFE"):

         WOFE wholly owned by an affiliate of the Company, enters into following agreements and arrangements ("Contractual Arrangements") with the Service Company and the Holding Shareholder, which is holding controlling interests in the Service Company:

     1. Exclusive technology consulting and services agreement ("Exclusive Technology Services Agreement") entered into by and between WOFE and the Service Company. According to the Exclusive Technology Services Agreement, WOFE will provide technology-consulting services to the Service Company for a fee calculated on the basis of actual number of tours arranged and actual number of air tickets issued by the Service Company at the relevant time.


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                                                                    EXHIBIT 99.3


    2. Share pledge agreement ("Share Pledge Agreement") entered into by and between WOFE and the Holding Shareholder. According to the Share Pledge Agreement, the Holding Shareholder will pledge its equity interests in the Service Company to WOFE to guarantee the performance of the Service Company under the Exclusive Technology Services Agreement. The share pledge may be enforced by WOFE in the event of any breach or non-payment by the Service Company.

    3. Trademark license agreement ("Trademark Agreement") entered into by and between WOFE and the Service Company. According to the Trademark License Agreement, WOFE license to Service Company a non-exclusive right to use certain trademarks in return for a license fee, and WOFE has the exclusive right to exempt the obligation of the Service Company to pay the license fee at its own discretion.

    4. Software license agreement ("Software License Agreement") entered into by and between WOFE and the Service Company. According to the Software License Agreement, WOFE license to the Service Company a non-exclusive right to use certain softwares in return for a license fee, and WOFE has the exclusive right to exempt the obligation of the Service Company to pay the license fee at its own discretion.

    5. Business operating agreement ("Business Operating Agreement") entered into by and among WOFE, the Service Company and the Holding Shareholder. According to the Business Operating Agreement,

               o in order for the Service Company to obtain bank financing, WOFE agrees to provide a guarantee for the payment obligations of the Service Company when it is required by any of third party.

               o the Service Company must appoint as Chief Executive Officer, Chief Financial Officer and other high-ranking officers, individuals that are recommended by the WOFE.

               o the Service Company cannot engage in any activity that could substantially affect its assets, liabilities, equity or operations, such as incurring any debt, purchasing or selling any assets, granting any third party a security interest in its property or assigning any of its contracts to a third party, without the prior written approval of the WOFE.

     6. Power of Attorney ("Power of Attorney") issued by the Holding Shareholder. According to the Power of Attorney, the Holding Shareholder has given irrevocable proxies to Neil Shen, an employee of the WOFE, to vote on all corporate matters of the Service Company, including the sale and transfer of the Holding Shareholder' s interests in the Service Company. WOFE can replace this employee at any time with any other employee of WOFE.



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                                                                    EXHIBIT 99.3

         Based on the foregoing and our review of the relevant documents, we are of the opinion that:


      1. WOFE has been duly incorporated and is validly existing as a wholly foreign owned enterprise with legal person status in good standing under the laws of the PRC. All of the registered capital of WOFE has been fully paid and is owned by the Affiliate directly, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity.

      2. The Service Company has been duly incorporated and is validly existing as a privately owned enterprise with legal person status in good standing under the laws of the PRC. All of the registered capital of the Service Company has been fully paid and, to the best of our knowledge after due inquiry, 90% equity interest in the Service Company is owned by Shanghai Ctrip Commerce Limited directly, and is free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, except the pledge created under the Contractual Arrangements.

      3. Each of WOFE and the Service Company has legal right, power and authority (corporate and other) to own, lease and operate its properties and to conduct its business as described in their business licenses and to enter into and perform its obligations under the Contractual Arrangements.

      4. Each agreement related to the Contractual Arrangements, to which WOFE and Service Company are the parties has been duly authorized, executed and delivered by such WOFE and Service Company, and on the performance of which will not require any approvals, consents, etc other than the ones that are clearly obtained or waived, is in proper legal form under the laws of the PRC for the enforcement thereof against the parties thereto with no conflict or violation with PRC laws or regulations, and constitutes a valid and legally binding obligation of the parties thereto, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights generally and to general equity principles.


         This opinion relates to the laws of the PRC (other than the laws of the Hong Kong Special Administrative Region) in effect on the date hereof.


                                                Yours faithfully,



                                                Commerce & Finance Law Offices



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